                                                                    EXHIBIT 99.1


EVI ANNOUNCES THIRD QUARTER RESULTS


October 20, 1997, Houston, Texas - EVI, Inc. (NYSE-EVI) today announced income from continuing operations of $23,094,000, or $.50 per share, on revenues of $236,760,000 for the third quarter of 1997 compared to income from continuing operations of $6,917,000, or $.16 per share, on revenues of $134,376,000 for the third quarter of 1996. Operating income for the third quarter of 1997 was $39,938,000 compared to $14,656,000 for the third quarter of 1996. The third quarter results reflect continued strength in the Company's drilling products segment as well as marked improvement in the operating performance of the Company's production equipment segment.

Income from continuing operations for the nine months ended September 30, 1997, was $56,501,000, or $1.23 per share, on revenues of $612,868,000 compared to income from continuing operations of $13,710,000, or $.35 per share, on revenues of $323,639,000 for the nine months ended September 30, 1996. Operating income for the nine months ended September 30, 1997, was $92,147,000 versus $33,118,000 for the nine months ended September 30, 1996.

Operating income at the Company's drilling products segment increased to $34,587,000 on revenues of $169,515,000 for the 1997 third quarter up from $13,866,000 on revenues of $99,549,000 for the 1996 third quarter. Results in the drilling products segment reflect increased sales of drill pipe and other drilling tools, continued strength in the premium tubular market and the Company's third quarter acquisition of XL Systems, the Company's marine connector division.
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Shipments of the Company's drill pipe and related drilling tools continue to increase. Compared to the second quarter of 1997, total shipments increased by approximately 6% in the third quarter of 1997. Premium tubular revenues increased to approximately $80 million during the 1997 third quarter up from approximately $52 million for the third quarter of 1996. The increase in premium tubular revenues reflects continued strength in the Gulf of Mexico and the April 1997 acquisition of TA Industries. Total revenues at the Company's recently acquired marine connector business, XL Systems, were approximately $9 million in the 1997 third quarter. The Company believes that XL Systems technologies provide a high performance and cost effective alternative to existing technologies currently dominating the marine connector business.

Operating income at the Company's production equipment segment was $7,238,000 for the third quarter of 1997 compared to $2,419,000 for the third quarter of 1996. Operating margins at the division improved to 10.8% in the current quarter up from 6.9% for the 1996 third quarter and 8.0% in the second quarter of 1997. Total revenues for the segment nearly doubled from $34,827,000 for the third quarter of 1996 to $67,245,000 for the third quarter of 1997. The increase in revenues was primarily attributable to the Company's acquisitions of Arrow Completion Systems, Griffin Legrand and McAllister Petroleum Services, all completed during the past nine months. The increase in operating income and margins reflect the benefits of these acquisitions as well as improvements in the segment's domestic cost structure. In addition, the Company continues to benefit from strong growth in the Canadian and South American markets, in particular for the Company's Corod and progressing cavity pump product lines.

The Company recently announced proposed acquisitions of BMW Monarch and BMW Pump. These acquisitions when completed will expand the Company's presence in the Canadian progressing cavity pump market. The Company believes that progressing cavity pumps, with

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their low initial capital costs, high efficiency rates and overall versatility are the fastest growing form of artificial lift in the world today. The Company recently began construction of a new progressing cavity pump manufacturing facility in Edmonton, Canada, which is expected to be completed during the fourth quarter of 1998. The Company currently expects that the production from this plant should have a positive impact on both the manufacturing cost of progressing cavity pumps and the Company's ability to expand the markets it currently serves.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning, among other things, EVI's prospects and development for its operations and the integration of recent and proposed acquisitions, all of which are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in EVI's Annual, Quarterly and Current Reports filed with the Securities and Exchange Commission, include changes in market conditions in the oil and gas industry as well as declines in prices of oil and gas. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated.

EVI is an international manufacturer of engineered oilfield products. The Company manufactures drilling tools, premium tubulars, production equipment and marine connectors.

Contact:
James G. Kiley
Vice President and
Chief Financial Officer
(713) 297-8400
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                                   EVI, Inc.
                Consolidated Condensed Statements of Operations
                      (In 000's Except Per Share Amounts)





                                                          Three Months Ended
                                                           September 30,
                                                      -------------------------           %
                                                        1997              1996          Change
                                                      --------          --------        ------
Net Revenues:
         Drilling Products                            $169,515          $ 99,549           70%
         Production Equipment                           67,245            34,827           93%
                                                      --------          --------         ----
                                                       236,760           134,376           76%
                                                      --------          --------         ----

Operating Income:
         Drilling Products                              34,587            13,866          149%
         Production Equipment                            7,238             2,419          199%
         Corporate Expenses                             (1,887)           (1,629)          --
                                                      --------          --------         ----
                                                        39,938            14,656          173%

Other Income (Expense):
         Other, Net                                        505               130
         Interest Expense                               (4,914)           (4,145)
                                                      --------          --------
Income Before Income Taxes                              35,529            10,641
Provision For Income Taxes                              12,435             3,724
                                                      --------          --------
Income From Continuing Operations                       23,094             6,917
Income From Discontinued Operations, Net of Taxes          --              2,842
Extraordinary Charge, Net of Taxes                         --                --
                                                      --------          --------
Net Income                                            $ 23,094          $  9,759
                                                      ========          ========


Earnings Per Share:
         Income From Continuing Operations            $   0.50          $   0.16          213%
         Income From Discontinued Operations               --               0.07
         Extraordinary Charge                              --                --
                                                      --------          --------
         Net Income Per Share                         $   0.50             $0.23
                                                      ========          ========

Weighted Average Shares Outstanding                     46,460            43,026
                                                      ========          ========

Depreciation and Amortization:
         Drilling Products                            $  5,324          $  3,035
         Production Equipment                            2,283             1,186
         Corporate                                          27                20
                                                      --------          --------
                                                      $  7,634          $  4,241
                                                      ========          ========

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                                   EVI, Inc.
                Consolidated Condensed Statements of Operations
                      (In 000's Except Per Share Amounts)





                                                                 Nine Months Ended
                                                                   September 30,
                                                             -------------------------
                                                               1997              1996            Change
                                                             --------          --------          ------
Net Revenues:
         Drilling Products                                   $439,401          $228,985             92%
         Production Equipment                                 173,467            94,654             83%
                                                             --------          --------            ---
                                                              612,868           323,639             89%
                                                             --------          --------            ---

Operating Income:
         Drilling Products                                     81,953            31,706            158%
         Production Equipment                                  15,590             6,083            156%
         Corporate Expenses                                    (5,396)           (4,671)            --
                                                             --------          --------            ---
                                                               92,147            33,118            178%

Other Income (Expense):
         Other, Net                                             8,028               238
         Interest Expense                                     (13,080)          (12,265)
                                                             --------          --------
Income Before Income Taxes                                     87,095            21,091
Provision For Income Taxes                                     30,594             7,381
                                                             --------          --------
Income From Continuing Operations                              56,501            13,710
Income From Discontinued Operations, Net of Taxes                 --              6,190
Extraordinary Charge, Net of Taxes                                --               (731)
                                                             --------          --------
Net Income                                                   $ 56,501          $ 19,169
                                                             ========          ========



Earnings Per Share:
         Income From Continuing Operations                   $   1.23          $   0.35            251%
         Income From Discontinued Operations                      --               0.16
         Extraordinary Charge                                     --              (0.02)
                                                             --------          --------
         Net Income Per Share                                $   1.23          $   0.49
                                                             ========          ========

Weighted Average Shares Outstanding                            45,961            39,056
                                                             ========          ========

Depreciation and Amortization:
         Drilling Products                                   $ 13,315          $  7,421
         Production Equipment                                   6,750             3,848
         Corporate                                                 67                63
                                                             --------          --------
                                                             $ 20,132          $ 11,332
                                                             ========          ========